PRIVATE & CONFIDENTIAL


                           DATED : SEPTEMBER 29, 2005
                              TELECONNECT INC.          (1)

                                       AND

                             MR. KLAAS LAMEIJER         (2)

                                       AND

                               MR. LEO GEERIS           (3)



                                 LOAN AGREEMENT

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THIS AGREEMENT is dated September 29, 2005 and is made BETWEEN:

(1) Teleconnect Inc., incorporated under the laws of Florida, United States of America, having its registered office at 1200 South Pine Island Road, Plantation, Florida 33324 (hereinafter "TELECONNECT" or "THE COMPANY") and represented in this act by Gustavo Gomez, President of the Company and with contact address: Parque Tecnologico de Andalucia (PTA), Edif. Estepona. Malaga Business Park 2, C/ Severo Ochoa, n(0) 16-20, 1(a), Campanillas, Malaga, 28590, Spain;

(2) Mr. Klaas Lameijer a Spanish resident of Dutch Nationality residing at Calle 1 N(0) 42, Cascada de Camojan, 29600 Marbella, Malaga, and with passport number M22152161 and NIE X3463434 (hereinafter "LAMEIJER").

(3) Mr Leonardus R.M. Geeris of age, married, of Dutch nationality with passport number N70986464 and domiciled at Zandpad 29, 3601 NA Maarsen The Netherlands, (HEREINAFTER "GEERIS")

(4) The persons/entities in points (1), (2), and (3) above will be jointly referred to as the "PARTIES"

WHEREAS

(A) TELECONNECT is negotiating with an investor party a capital injection into the Company.

(B) TELECONNECT owes LAMEIJER (euro)130,000 of interest from a previous bridge loan (dated December 2002) which has been repaid, as well as an additional (euro) 55,000 (including interest) from a partially repaid bridge loan from Royal Living dated February 20, 2004.

(C) In order to facilitate the entry of the funds from the new investor, the PARTIES have reached an agreement to delay the repayment of the
       (euro)185,000 mentioned in point (B) above until the end of December 31, 2005.

NOW IT IS HEREBY AGREED as follows:

1      CONDITIONS OF DELAY OF PAYMENT

       On the date hereof, the parties will enter into a three-month Loan Agreement based upon which TELECONNECT will return to LAMEIJER the amounts due as of October 1, 2005 plus 9% annual interest on this amount for three months TO THE END OF DECEMBER 2005. As of October 1, 2005, LAMEIJER is due the (euro)130.000 described in point "B" above as well as the (euro)55,000 from the Royal Living Bridge Loan. In addition, a 9% annual interest will be added to these amounts to compensate the delay from October 1, 2005 to December 31, 2005. This additional interest amount of (euro)5.000 is added to the existing total debt of
       (euro)185,000 so that the total repayment is at the end of December 2005 is (euro)190,000.

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2      GUARANTEE

       Should for any reason TELECONNECT not be able to repay LAMEIJER the
       (euro)190.000 by the date specified, GEERIS guarantees that he will pay the corresponding amounts to LAMEIJER before the end of the following week; that is by January 7th, 2006.

3      ADDITIONAL INCENTIVE

       As an additional incentive for facilitating the delay in the repayment of the amounts due, TELECONNECT will grant LAMEIJER a payment of
       (euro)50,000 once the Company has been sold to a third party or at the latest by January 2008. This additional incentive is also guaranteed by Mr. Geeris, as in point "2" should the Company not be able to respect this payment.

4      CONFIDENTIALITY

       Each of the Parties or any of its directors or officers shall not divulge or communicate to any person or persons, except to those of the officials of TELECONNECT whose province it is to know the same, any secret or confidential information which it may receive or obtain in relation to the affairs of TELECONNECT and shall not use for its own purposes nor for any purposes other than those of TELECONNECT any information or knowledge of a confidential nature which it may from time to time acquire in relation to the COMPANY.

5      TERMINATION

       This Agreement shall be subject to termination by either party by summary notice in writing if the other party shall have committed any serious breach or continued (after warning) any material breach of its obligations hereunder.

       Termination of this Agreement shall be without prejudice to any rights which have accrued at the time of termination (all of which shall remain in full force and effect).

6      NOTICES

       Any notice required to be given hereunder shall be deemed duly served if sent by registered or recorded delivery post to the registered office of TELECONNECT in Spain; Parque Tecnologico de Andalucia (PTA), Edif. Estepona. Malaga Business Park 2, C/ Severo Ochoa, n(0) 16-20, 1(a), Campanillas, Malaga, 28590, Spain or to the addresses of the affected parties listed on the first page of this agreement. Any such notice shall be deemed to be served at the time when the same is left at the address of the party to be served and if served by post on the day (not being a Sunday or public holiday) next following the day of posting.

7      CHOICE OF LAW, SUBMISSION TO JURISDICTION

       This Agreement shall be governed by and interpreted in accordance with the laws of Spain except for the guaranteed offered by Mr. Geeris in points 2 and 3 which is governed by Dutch Laws.


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IN WITNESS whereof this Agreement has been executed today, September 29th, 2005

SIGNED by GUSTAVO GOMEZ   (for and on behalf of TELECONNECT INC)


.................................................)

SIGNED by Mr KLAAS LAMEIJER


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SIGNED by LEO GEERIS


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